UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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Saul Centers, Inc.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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7501 Wisconsin Avenue, Suite 1500
Bethesda, Maryland 20814-6522
(301) 986-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2014

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation (the “Company”), will be held at 11:00 a.m. local time, on May 9, 2014, at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, MD (at the southwest corner of the Wisconsin Avenue and Old Georgetown Road intersection, adjacent to the Bethesda Metro Stop on the Metro Red Line), for the following purposes:

1.	To elect five directors to serve until the annual meeting of stockholders in 2017, or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

3.	To have an advisory vote on executive compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Common stockholders of record at the close of business on March 3, 2014 will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting.

Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors

Scott V. Schneider
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

March 24, 2014
Bethesda, Maryland

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2014
The 2014 Proxy Statement and 2013 Annual Report to Stockholders are available at www.saulcenters.com

7501 Wisconsin Avenue, Suite 1500
Bethesda, Maryland 20814-5522
(301) 986-6200

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2014

GENERAL

This Proxy Statement is furnished by the Board of Directors (which we sometimes refer to as the “Board”) of Saul Centers, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 9, 2014, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All common stockholders of record at the close of business on March 3, 2014 will be entitled to vote.
Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the Proposals set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.
Votes cast in person or by proxy at the annual meeting will be tabulated, and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence or absence of a quorum.
For Proposal 1, the five nominees for director who receive the most votes will be elected. If a stockholder indicates “withhold authority to vote” for a particular nominee on the stockholder’s proxy card, the stockholder’s vote will not count either for or against the nominee. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 1. For Proposal 2, the affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of the Company’s independent registered public accounting firm. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 2. For Proposal 3, the option that receives the most votes will constitute the advisory vote of the stockholders on executive compensation.
Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card first will be mailed to common stockholders on or about March 24, 2014. Proxy materials are also available at www.saulcenters.com.
As of the record date, March 3, 2014, 20,406,351 shares of Common Stock were issued, outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 45.3% of the issued and outstanding shares of Common Stock. The Company’s officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the Proposals set forth in this Proxy Statement.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
The Company will present the following proposals at the annual meeting. The Company has described in this proxy statement all the proposals that it expects will be made at the annual meeting. If a stockholder or the Company properly presents any other proposal to the meeting after March 24, 2014, the Company will, to the extent permitted by applicable law, use the stockholder’s proxies to vote shares on the proposal in the Company’s best judgment.

1.	Election of Directors
The Articles of Incorporation of the Company ("Articles") and the Amended and Restated Bylaws of the Company as amended (“Bylaws”), provide that there shall be no fewer than three, nor more than 15 directors, as determined from time to time by the directors in office. The Board of Directors of the Company currently consists of 13 directors divided into three classes with staggered three-year terms. The term of each class expires at the annual meeting of stockholders, which is expected to be held in the spring of each year. Each director elected at the annual meeting of stockholders in 2014 will serve until the annual meeting of stockholders in 2017 or until his replacement is elected and qualifies or until his earlier resignation or removal.
The nominees for election to the Board of Directors are:
B. Francis Saul II
John E. Chapoton
H. Gregory Platts
James E. Symington
John R. Whitmore
Each of the nominees is presently a member of the Board of Directors and has consented to serve as a director if re-elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “The Board of Directors,” which begins on page four. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, may designate a substitute nominee or nominees. If a substitute is nominated, the Company will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the annual meeting may not be voted for more than five nominees.
The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, unanimously recommends that you vote FOR these directors.
2.    Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2014
The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. Services provided to the Company by Ernst & Young LLP in 2013 are described under “2013 and 2012 Independent Registered Public Accounting Firm Fee Summary” on page 23.
Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014 is not required by the Articles, Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right at its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends that you vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

3.    Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, relevant portions of which are contained in Section 14A of the Securities Exchange Act of 1934, requires us to enable our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.
As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) attract and retain qualified officers, (ii) reward officers for superior performance in achieving our business objectives and enhancing stockholder value and (iii) provide incentives for the creation of long-term stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2013 compensation of our named executive officers.
The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion, is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD OF DIRECTORS
The following table and biographical descriptions set forth for each nominee and director, the name, age, principal occupations and directorships held during at least the past five years for each nominee and director, directorships held within the last five years and the positions they currently hold with the Company. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The information is as of March 3, 2014 unless otherwise indicated.

Name	Age	Principal Occupation and Directorships
Class Three Directors-Term Ends at 2017 Annual Meeting (if elected)

B. Francis Saul II	81
Chairman, Chief Executive Officer and Director since June 1993. Chairman of the Board of Directors and Chief Executive Officer of the B. F. Saul Company since 1969. Chairman of the Board of Trustees and Chief Executive Officer of the B. F. Saul Real Estate Investment Trust* since 1969 and a Trustee since 1964. Chairman of the Board of Chevy Chase Trust Company and ASB Capital Management, LLC. Chairman of the Board and Chief Executive Officer of Chevy Chase Bank, F.S.B.* from 1969 to 2009. Member of National Gallery of Art Trustees Council. Trustee of the National Geographic Society, Trustee Emeritus of the Johns Hopkins Medicine Board and an Honorary Trustee of the Brookings Institution.

Through these experiences, Mr. Saul II contributes leadership, real estate and financial experience, as well as familiarity with the Company’s business, to the Board.

John E. Chapoton	77
Director since October 2002. Partner, Brown Investment Advisory since 2001. Partner in the law firm of Vinson & Elkins LLP from 1984 to 2000. Assistant Secretary of Treasury for Tax Policy 1981 to 1984. Former director of StanCorp Financial Group, Inc.*

Through these experiences, Mr. Chapoton contributes investment, legal, public policy and public company experience to the Board.

H. Gregory Platts	66
Director since March 2012. Mr. Platts retired from the National Geographic Society in 2011 after a 31-year career. He had been Senior Vice President and Treasurer since 1991, responsible for all investment and banking activities. Prior to joining the National Geographic Society in 1980, Mr. Platts served as a trust investment officer with the First American Bank in Washington, DC from 1972 to 1978. Mr. Platts currently serves on the boards of ASB Capital Management, LLC, Chevy Chase Trust Company, the Center for the Study of the Presidency and Congress, the Walter A. Bloedorn Foundation and the Hattie M. Strong Foundation. He is an emeritus board member of Decatur House, a National Trust property. He has served as a director and president of the Washington Society of Investment Analysts and chairman of the American Red Cross Blood Services Mid-Atlantic Region.

Through these experiences, Mr. Platts contributes finance, leadership and public policy experience to the Board.

James W. Symington	86
Director since June 1993. Of Counsel in the law firm of Nossaman, O’Connor & Hannan LLP since 1986. Member of Congress from 1969 to 1977. U.S. Chief of Protocol from 1966 to 1968. Chairman Emeritus of National Rehabilitation Hospital.

Through these experiences, Mr. Symington contributes public policy expertise to the Board.

Name	Age	Principal Occupation and Directorships
John R. Whitmore	80
Director since June 1993. Financial Consultant. Senior Advisor to the Bessemer Group, Inc. from 1999 to 2002. Formerly President and Chief Executive Officer of the Bessemer Group and its Bessemer Trust Company subsidiaries (a financial management and banking group) and director of Bessemer Securities Corporation from 1975 to 1998. Director of Old Westbury Funds, Inc.*, the B. F. Saul Company and Chevy Chase Holdings, Inc. (formerly Chevy Chase Property Company). Trustee of the B. F. Saul Real Estate Investment Trust*. Former director of Chevy Chase Bank, F.S.B.*

Through these experiences, Mr. Whitmore contributes finance and public company experience to the Board.

Class Two Directors-Term Ends at 2016 Annual Meeting

George P. Clancy, Jr.	70
Director since March 2012. Mr. Clancy is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A. Mr. Clancy has extensive experience in banking, which includes serving as President and Chief Operating Officer of the Riggs National Corporation* and President and Chief Executive Officer of Signet Bank, N.A.* He serves on the board of directors of ASB Capital Management, LLC, Chevy Chase Trust Company, Washington Gas Light Company and WGL Holdings.* Mr. Clancy also serves on the board of directors or trustees of the Catholic Charities Foundation, Catholic Charities, the Mary and Daniel Loughran Foundation, the University System of Maryland Foundation, Inc. and the University of Maryland College Park Foundation. Mr. Clancy also serves on the executive committee of the Washington D.C. Police Foundation.

Through these experiences, Mr. Clancy contributes public company, real estate, finance and leadership experience to the Board.

Charles R. Longsworth	84
Director since June 1993. Chairman Emeritus of Colonial Williamsburg Foundation. President and Trustee of Colonial Williamsburg Foundation from 1977 through 1994. President Emeritus, Hampshire College. Chairman Emeritus, Trustees of Amherst College. Former director of Heritage Travel.
Through these experiences, Mr. Longsworth contributes leadership experience to the Board.

Thomas H. McCormick	63
President and Chief Operating Officer and Director since September 2012. Senior Vice President - General Counsel from February 2005 through September 2012. Executive Vice President of Chevy Chase Bank, F.S.B. from 2005 to 2009. President, General Counsel and a Director of the B. F. Saul Company. President, General Counsel, Chief Financial Officer and a Trustee of the B. F. Saul Real Estate Investment Trust. A Director of Chevy Chase Trust Company and ASB Capital Management, LLC. Partner with Shaw Pittman LLP (now Pillsbury Winthrop Shaw Pittman LLP) from 1985 to 2005.
Through these experiences, Mr. McCormick contributes leadership, financial, real estate and legal experience to the Board.

Patrick F. Noonan	71
Director since June 1993. Founder and Chairman Emeritus of The Conservation Fund. Chairman of The Conservation Fund from 1985 through 2003. Trustee of the National Geographic Society and Vice-Chairman of the National Geographic Education Foundation. Member of the Board of Advisors of Duke University Nicholas Institute for Environmental Policy Solutions. Former Director of Ashland, Inc.* and International Paper.*
Through these experiences, Mr. Noonan contributes leadership experience and environmental policy expertise to the Board.

Name	Age	Principal Occupation and Directorships
Class One Directors-Term Ends at 2015 Annual Meeting

Philip D. Caraci	75
Vice Chairman since March 2003, Director since June 1993. President from 1993 to March 2003. Senior Vice President and Secretary of the B. F. Saul Real Estate Investment Trust from 1987 to 2003. Executive Vice President of the B. F. Saul Company from 1987 to 2003, with which he had been associated since 1972. President of B. F. Saul Property Company from 1986 to 2003. Trustee of the B. F. Saul Real Estate Investment Trust*.

Through these experiences, Mr. Caraci contributes real estate expertise and familiarity with the Company’s business to the Board.

Gilbert M. Grosvenor	82
Director since June 1993. President (1980 through 1996), Trustee (1987 to present) and Board Chairman (1987 through 2010) of the National Geographic Society, with which he has been associated since 1954. Trustee of the B. F. Saul Real Estate Investment Trust*. Former director of Chevy Chase Bank, F.S.B.* Director of Chevy Chase Trust Company.

Through these experiences, Mr. Grosvenor contributes leadership experience and real estate background to the Board.

Philip C. Jackson, Jr.	85
Director since June 1993. Adjunct Professor Emeritus at Birmingham-Southern College from 1989 to 1999. Member of the Thrift Depositors’ Protection Oversight Board from 1990 until 1993. Vice Chairman and a Director of Central Bancshares of the South (Compass Bancshares, Inc.) from 1980 to 1989. Member of the Board of Governors of the Federal Reserve System from 1975 to 1978. Former director of Enterprise Products GP*.

Through these experiences, Mr. Jackson contributes finance and public policy expertise to the Board.

Mark Sullivan III	72
Director since April 2008, previously served as Director from 1997 through 2002. U.S. Executive Director of the European Bank for Reconstruction and Development from 2002 to April 2008. Attorney representing financial service providers from 2000 to 2002. President of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of small business loans from 1996 to 1999. Practiced law in Washington, DC, advising senior management of financial institutions on legal and policy matters from 1989 to 1996. Director of The Baltic-American Enterprise Fund and Baltic American Freedom Foundation, where he is Chairman of the Audit Committee.

Through these experiences, Mr. Sullivan III contributes financial and legal expertise to the Board.

*
Directorship in a publicly held company (i.e., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act) or a company registered as an investment company under the Investment Company Act of 1940 during all or part of the time such person was a director of such company.

CORPORATE GOVERNANCE
Board of Directors
General. The Company is currently managed by a 13-member Board of Directors. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. The corporate governance guidelines are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them.
Independence and Composition. The Articles and the NYSE listing standards each require that a majority of the Board of Directors be “independent directors,” as defined in the Articles and the NYSE listing standards.

The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that Messrs. Chapoton, Clancy, Grosvenor, Jackson, Longsworth, Noonan, Platts, Sullivan III and Symington, representing a majority of the Board of Directors, are “independent directors” as defined in the NYSE listing standards and the Articles. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Board consulted with the Company’s counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.
Leadership Structure. Currently, Mr. Saul II serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and we do not have a lead independent director. At this time, the Board believes that the Company and its stockholders are best served by having Mr. Saul II serve as Chairman and Chief Executive Officer.
Mr. Saul II’s tenure as Chief Executive Officer since the Company’s formation, his more than 45 years of experience leading the Saul Organization and his significant ownership interest in the Company uniquely qualify him to serve as both Chairman and Chief Executive Officer. In addition, the Board believes that Mr. Saul II’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management, and his knowledge of the Company’s properties and business operations makes it appropriate for him to lead Board discussions.
The Company does not have a lead independent director because the Board believes that it is currently best served without designating a single lead independent director. Nine of the 13 current members of our Board are independent under the NYSE listing standards and the Articles and, as required by the NYSE listing standards, the Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management.
Meetings and Attendance. The Board of Directors met eight times during the year ended December 31, 2013. All of the directors currently serving on the Board of Directors, including the nominees, attended at least 80% of the aggregate total number of meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors that he was eligible to attend. The corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board and committee meetings on a consistent basis. All 13 of the directors were in attendance at the 2013 annual meeting of stockholders.
In addition, non-management members of the Board of Directors met in executive session once and independent directors met in executive session once during the year ended December 31, 2013. Pursuant to our corporate governance guidelines, if the Chairman of the Board is not an officer of the Company, the Chairman of the Board presides at all executive sessions of the Board of Directors, except for executive sessions to discuss the compensation of the Company’s chief executive officer, which are chaired by the chairman of the Compensation Committee. If the Chairman is an officer of the Company, all executive sessions of the Board should be chaired by the chairman of the Nominating and Corporate Governance Committee. In 2013, Mr. Grosvenor, as Chairman of the Nominating and Corporate Governance Committee, presided over the executive sessions.
Risk Oversight.    The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the general oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular reports from management, as well as auditors and other outside consultants, to the Board and its committees on the Company’s business, including risks that the Company faces in conducting its business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions and (3) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees. The Board also relies on management to bring significant matters impacting the Company to its attention.
Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for reviewing with management, the independent auditor and the Company’s internal auditors any significant risks or exposures, discussing the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and assessing the steps management has taken to minimize such risks to the Company.
While the Board believes its current leadership structure enables it to effectively oversee the Company’s management of risk, it was not the primary reason the Board of Directors selected its current leadership structure over other potential alternatives.

Interested Party Communications. The Board of Directors has adopted a process whereby interested parties can send communications directly to the directors. Any interested party wishing to communicate directly with the presiding director or with the non-management directors as a group, or with one or more directors, may do so in writing, by addressing their communication to the director or directors, c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522. All correspondence will be reviewed by the Company and forwarded to the director or directors.
Audit Committee
General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,

•	reviews with the independent registered public accounting firm the plans and results of the audit engagement,

•	pre-approves all audit services and permitted non-audit services provided by the independent registered

•	public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Company’s internal control over financial reporting, and

•	reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder, which is referred to as the Exchange Act, and the NYSE listing standards. Messrs. Clancy, Jackson, Longsworth, Noonan and Symington currently are the members of the Audit Committee, with Mr. Clancy serving as chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Messrs. Clancy and Jackson are “audit committee financial experts” as that term is defined in the Exchange Act.
Meetings. The Audit Committee met seven times in the year ended December 31, 2013.
Nominating and Corporate Governance Committee
General. The Board of Directors has established a Nominating and Corporate Governance Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. As provided in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee:

•
identifies and recommends to the Board of Directors individuals to stand for election and reelection to the Board at the annual meeting of stockholders and to fill vacancies that may arise from time to time,

•
develops and makes recommendations to the Board for the creation and ongoing review and revision of a set of effective corporate governance guidelines that promote the competent and ethical operation of the Company and any policies governing ethical business conduct of the Company’s employees or directors, and

•	makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.
Selection of Director Nominees. The corporate governance guidelines provide that the Nominating and Corporate Governance Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. The Nominating and Corporate Governance Committee’s assessment of the composition of the Board includes: (a) skills - knowledge of corporate governance, business and management experience and background, real estate experience and background, accounting experience and background, finance experience and background, and an understanding of regulation and public policy matters, (b) characteristics - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. The Company’s corporate governance guidelines provide that the Nominating and Corporate Governance Committee should, in determining the composition of the Board, include diversity as one of the many factors it considers. Both the Board and the Nominating and Corporate Governance Committee conduct annual self-evaluations, in the course of which compliance with the corporate governance guidelines is reviewed.
The Nominating and Corporate Governance Committee also considers director nominees recommended by stockholders. In accordance with the Company’s Bylaws and the Exchange Act, any proposal from stockholders regarding possible director candidates to be elected at a future annual meeting or proposals for any other matters must be received by the Company at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522, Attn: Secretary not less than 60 nor more than 90 calendar days before the first anniversary of the previous year’s annual meeting, provided, that in the event that the date of the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date, to be timely delivered, the proposal must be received not earlier than the 90th day prior to the upcoming annual meeting and not later than the close of business on the later of the 60th day prior to the upcoming annual meeting or the 10th day following the day on which public announcement of the date of the upcoming annual meeting is first made. The deadline for submissions of proposals for the 2015 annual meeting can be found under the section captioned “Proposals for Next Annual Meeting.”
Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act. In addition, any proposals must include the following:

•	the name and address of the stockholder submitting the proposal, as it appears on the Company’s stock transfer records, and of the beneficial owner thereof,

•	the number of shares of each class of the Company’s stock which are owned beneficially and of record by the stockholder and the beneficial owner,

•	the date or dates upon which the stockholder acquired the stock,

•	the reasons for submitting the proposal and a description of any material interest the stockholder or beneficial owner has in submitting the proposal, and

•
all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected).

The Chairman of the Annual Meeting shall have the power to declare that any proposal not meeting these requirements is defective and shall be discarded.
The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner that it evaluates director candidates recommended by the directors or management.
Independence and Composition. The NYSE listing standards require that the Nominating and Corporate Governance Committee consist solely of independent directors. In 2013, Messrs. Grosvenor and Jackson were, and they currently are, the members of the Nominating and Corporate Governance Committee, with Mr. Grosvenor serving as chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Nominating and Corporate Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Nominating and Corporate Governance Committee met twice in the year ended December 31, 2013.
Compensation Committee
General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
Processes and Procedures for Executive and Director Compensation Determinations.

•	Role of Compensation Committee. The Compensation Committee is responsible for:

◦	approving and evaluating the compensation plans, policies and programs for the Company’s officers,

◦	making recommendations to the Board with respect to the compensation of directors, and

◦	approving all awards to any officer under the Company’s stock option and equity incentive plans.
The Compensation Committee also serves as the administrator of the Company’s 2004 Stock Plan.

•
Role of Others in Compensation Determinations. The Compensation Committee considers the recommendations of the Chairman and Chief Executive Officer when determining the compensation of the directors and executive officers other than the Chairman and Chief Executive Officer. Neither the Compensation Committee nor the Company retains compensation consultants.

•
Delegation of Authority by the Committee. Although the Chairman and Chief Executive Officer may recommend to the Compensation Committee equity compensation awards for the executive officers other than the Chairman and Chief Executive Officer, the Compensation Committee approves the grant of all such awards to executive officers under the Company’s 2004 Stock Plan.

The Company’s executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”
Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. In 2013, Messrs. Grosvenor and Jackson were, and they currently are, the members of the Compensation Committee, with Mr. Grosvenor serving as chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Compensation Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Compensation Committee met three times in the year ended December 31, 2013.
Executive Committee
General. The Board of Directors has established an Executive Committee. The Executive Committee, which is not governed by a written charter, has such authority as it is delegated by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs.
Independence and Composition. The Exchange Act and the NYSE listing standards do not require that the Executive Committee consist of any independent directors. Messrs. Caraci, Jackson, McCormick and Saul II currently are the serving members of the Executive Committee, with Mr. Saul II serving as chairman.
Meetings. The Executive Committee did not meet during the year ended December 31, 2013.
Ethical Conduct Policy and Senior Financial Officer Code of Ethics
The directors, officers and employees of the Company are governed by the Company’s Ethical Conduct Policy. The Company’s Chairman and Chief Executive Officer, Senior Vice President-Chief Financial Officer, Treasurer and Secretary, Senior Vice President-Chief Accounting Officer, and Vice President-Controller are also governed by the Code of Ethics for senior financial officers. The Ethical Conduct Policy and the Code of Ethics are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. Amendments to, or waivers from, a provision of the Ethical Conduct Policy or the Code of Ethics will be posted to the Company’s website within four business days following the date of the amendment or waiver.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee serves, or has in the past served, as one of our employees or officers. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.
Compensation of Directors
Directors of the Company are currently paid an annual retainer of $20,000 and a fee of $1,200 for each Board or Committee meeting attended and are annually awarded 200 shares of the Company’s Common Stock. The shares are issued on the date of each annual meeting of stockholders to each director serving on the Board of Directors as of the record date of such meeting. In 2004, the Compensation Committee approved the automatic grant of options to purchase 2,500 shares of Common Stock to each of the directors of the Company, as of the date of each annual meeting of the Company’s stockholders beginning with the 2004 annual meeting. The options are immediately exercisable with an exercise price determined using the closing market price of the Company’s Common Stock on the date of award. In 2013, each director was awarded options to purchase 2,500 shares of Common Stock at an exercise price of $44.42 per share, representing the fair market value of the Company’s Common Stock on May 10, 2013. Directors from outside the Washington, D.C. area also are reimbursed for out-of-pocket expenses in connection with their attendance at meetings.
In addition, directors may elect to participate in the Deferred Compensation and Stock Plan discussed below. For the period March 2, 2013 through March 3, 2014 (the “2013 Period”), 9,652 shares were credited to the directors’ deferred fee accounts.
Director Compensation Table for 2013

The following table sets forth the compensation received by non-officer directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compen-sation		Total
	(1)	(2)	(3)
Philip D. Caraci	$29,600	$8,884	$19,875	$—	$—	$100,000	(4)	$158,359
John E. Chapoton	29,600	8,884	19,875	—	—	—		58,359
George P. Clancy, Jr.	34,450	8,884	19,875	—	—	—		63,209
Gilbert M. Grosvenor	35,600	8,884	19,875	—	—	—		64,359
Philip C. Jackson, Jr.	45,300	8,884	19,875	—	—	—		74,059
General Paul X. Kelley (5)	28,350	8,884	19,875	—	—	180,587	(6)	237,696
Charles R. Longsworth	40,500	8,884	19,875	—	—	—		69,259
Patrick F. Noonan	38,100	8,884	19,875	—	—	—		66,859
H. Gregory Platts	29,600	8,884	19,875	—	—	—		58,359
Mark Sullivan III	29,600	8,884	19,875	—	—	—		58,359
James W. Symington	39,300	8,884	19,875	—	—	—		68,059
John R. Whitmore	29,600	8,884	19,875	—	—	—		58,359

(1)	With the exception of fees paid in cash of $288,840 to nine Directors in 2013, all fees were deferred into shares of Common Stock pursuant to the Directors Plan described below.

(2)
The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 200 shares of common stock were awarded, without restriction, on May 10, 2013 at a value of $44.42 per share. See note 10 to the consolidated financial statements in the Company’s 2013 annual report to stockholders for the assumptions used to value these awards.

(3)
The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 2,500 non-qualified stock options were awarded on May 10, 2013 at $7.95 per option. See note 10 to the consolidated financial statements in the Company's 2013 annual report to stockholders for the assumptions used to value these awards.

(4)
Upon his resignation as President in March 2003, Mr. Caraci entered into a consulting arrangement with the Company. The arrangement, which is terminable by either party at any time, provides that Mr. Caraci shall receive $100,000 per annum for consulting services provided to the Company.

(5)	General Kelley resigned from the Board effective July 23, 2013.

(6)	Pursuant to the terms of General Kelley's Deferred Fee Agreement, represents the value of the distribution of 4,123 shares from the Directors Plan in January 2013.

Deferred Compensation Plan
A Deferred Compensation and Stock Plan for Directors, which we refer to as the Directors Plan, was established by the Company, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director’s fees to be earned in that year and the following years. At the option of the director, the fees will be deferred into a cash account, a share account or both. If the director elects to defer fees into the share account, fees earned during a calendar quarter are aggregated and divided by the Common Stock’s closing market price on the first trading day of the following quarter to determine the number of shares to be allocated to the director. When the director is eligible to receive payments from the deferred fee accounts, amounts credited to the cash account shall be paid in cash and amounts credited to the share account shall be paid by the delivery by the Company of certificates representing a like number of shares of Common Stock. For financial reporting purposes, the deferred fee shares are included in the calculation of outstanding Common Stock; however, Directors are not eligible to vote the shares until they are issued. Through March 3, 2014, of the 570,000 shares the Company has authorized under the Directors Plan, 82,448 have been issued and 224,656 are reserved for issuance and have been credited to the directors’ deferred fee accounts.
The following table sets forth fees deferred into shares of Common Stock by directors under the Directors Plan.

Name		Balance March 1, 2013	Shares Credited to Stock Deferred Fee Account in 2013/14	Shares Issued By Operation of Plan Terms	Balance March 3, 2014

Philip D. Caraci		20,613	655	—	21,268
John E. Chapoton		9,113	950	—	10,063
George P. Clancy, Jr.		601	806	—	1,407
Gilbert M. Grosvenor		42,338	1,227	—	43,565
Philip C. Jackson, Jr.		22,509	716	—	23,225
General Paul X. Kelley	(1)	4,159	606	4,765	—
Charles R. Longsworth		43,992	1,480	—	45,472
Thomas H. McCormick		—	—	—	—
Patrick F. Noonan		36,503	1,029	—	37,532
H. Gregory Platts		—	—	—	—
B. Francis Saul II		23,171	1,372	—	24,543
Mark Sullivan III		—	—	—	—
James W. Symington		16,770	811	—	17,581
John R. Whitmore		—	—	—	—
Totals		219,769	9,652	4,765	224,656
(1) General Kelley resigned from the Board effective July 23, 2013.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past 10 years of each executive officer who is not a director of the Company. With the exception of Joel A. Friedman and J. Page Lansdale, who joined the Company in 2009, each listed individual has held an office with the Company since its inception in June 1993.

Name	Age	Position and Background

J. Page Lansdale	56
Executive Vice President-Real Estate since September 2012. Senior Vice President of the Company from 2009 to 2012. Beginning in 1990, Mr. Lansdale held various positions with Chevy Chase Bank, F.S.B., including most recently Senior Vice President of Corporate Real Estate from 2004 to 2009.

John F. Collich	54
Senior Vice President - Acquisitions and Development since 2011. Senior Vice President Retail Development of the Company from 2000 to 2011. Vice President - Retail Development of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company in 1993.

Joel A. Friedman	56
Senior Vice President - Chief Accounting Officer since September 2009. Vice President, Treasurer and Chief Accounting Officer of the B. F. Saul Real Estate Investment Trust, Senior Vice President and Chief Accounting Officer of the B. F. Saul Company and B. F. Saul Property Company since September 2009. Chief Financial Officer of ASB Capital Management, LLC and Chevy Chase Trust Company. Previously served in a variety of accounting positions at Chevy Chase Bank, F.S.B., from June 1983 to July 2009, at which time he served as Senior Vice President and Controller, the bank's chief accounting officer.

Christopher H. Netter	59
Senior Vice President - Leasing since 1998. Vice President - Leasing of the Company from 1993 to 1998. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1987 to 1993.

Scott V. Schneider	56
Senior Vice President - Chief Financial Officer, Treasurer and Secretary since 1998. Vice President - Chief Financial Officer, Treasurer and Secretary of the Company from 1993 to 1998. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1985 to 1993.

Charles W. Sherren, Jr.	60
Senior Vice President - Management since 2000. Vice President - Management of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company and Assistant Vice President of the B. F. Saul Real Estate Investment Trust from 1981 to 1993.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
References in this Compensation Discussion and Analysis to “we,” “our,” “ours” and “us” refers to Saul Centers, Inc.
Compensation Philosophy. Our goal is to design and administer a compensation program to (i) attract and retain qualified officers, (ii) reward officers for superior performance in achieving our business objectives and enhancing stockholder value and (iii) provide incentives for the creation of long-term stockholder value. Historically, the key elements of executive compensation have been base salary, annual bonuses and incentive stock options. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) annual bonuses, and (c) if applicable, long-term incentives, including awards of stock options. The Compensation Committee’s decisions regarding executive compensation are subjective and are based to a significant extent on the discretion and recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee does not attempt to establish a fixed numerical relationship between base salary, bonus and long-term incentives as components of overall compensation. We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program, and this program is not based on any unique or preferential financial accounting or tax treatment.
Base Salary and Bonus Awards. As part of its review of base salary and bonus compensation, the Compensation Committee uses its discretion to make a subjective evaluation of the overall performance of each of the named executive officers based on its consideration of a variety of factors, including each individual’s tenure, level and scope of responsibility and performance and contribution to the achievement of our long-term goals, as well as factors relating to our overall performance and management’s recommendations regarding compensation. The Compensation Committee does not objectively measure any of the individual factors, nor does it make a determination of the actual performance of each of the named executive officers relating to each factor. No one factor is given precedence in the Compensation Committee’s analysis, although the Compensation Committee does take into account the recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee also considers whether the executive officers spend a portion of their time managing other related entities.
Most Recent Stockholder Advisory Vote on Executive Compensation. In May 2011, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in March of 2011. Approximately 99.5 percent of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary at this time to make any material changes to those policies and practices in response to the advisory vote.
Base salary determinations are generally made by the Compensation Committee annually effective as of May 1 of each year.

Name	Base Salary Beginning May 1, 2013	Base Salary Beginning May 1, 2012		Percentage Change
B. Francis Saul II
Chairman and Chief Executive Officer	$125,000	$125,000		—%
Thomas H. McCormick
President and Chief Operating Officer	550,000	335,000	(1)	64%
J. Page Lansdale
Executive Vice President - Real Estate	450,000	—	(2)	N/A
Christopher H. Netter
Senior Vice President - Leasing	400,000	387,920		3%
Scott V. Schneider
Senior Vice President - Chief Financial Officer	400,000	387,920		3%

(1)	Mr. McCormick was appointed President and Chief Operating Officer of the Company effective September 4, 2012, at which time his annual base salary was increased to $435,000.

(2)
Mr. Lansdale was appointed Executive Vice President-Real Estate of the Company effective September 4, 2012, at which time he began to earn an annual base salary of $385,000. Prior to that time, Mr. Lansdale was compensated pursuant to the Shared Services Agreement.

Bonus determinations are made by the Compensation Committee annually and are typically awarded in December of each year. Bonus awards are typically calculated as a percentage of the employee’s base salary. Bonus awards are determined on the basis of the recommendation of the Chairman and Chief Executive Officer and other subjective factors rather than the achievement by the executive officer of any pre-determined performance target. In December 2013, the Compensation Committee approved bonuses for the named executive officers ranging in amounts from 15% to 20% of the named executive officer’s base salary as provided below.

Name	Base Salary	Bonus	Bonus as a Percentage of Base Salary
B. Francis Saul II	$125,000	$25,000	20%
Thomas H. McCormick	550,000	82,500	15%
J. Page Lansdale	450,000	67,500	15%
Christopher H. Netter	400,000	60,000	15%
Scott V. Schneider	400,000	60,000	15%

The base salary and bonus paid to the Chairman and Chief Executive Officer was less than the compensation paid to other executive officers because the Compensation Committee also considered that the Chairman and Chief Executive Officer devotes a portion of his time to managing other related entities. We believe that the current base salary levels and annual bonus awards of the Company’s officers take into account the unique talents and skills of its officers.
Stock Option Grants. While not a key element in compensation, the Compensation Committee believes that the prudent use of equity incentives aligns the interests of officers with those of stockholders and promotes long-term stockholder value. The 2004 Stock Plan provides for grants of nonqualified and incentive stock options to employees, including officers. The Compensation Committee administers the plan and determines the participants who receive stock option grants, the terms of the grants, the schedule for exercisability or nonforfeitability, and the time and conditions for expiration of the grants. The Compensation Committee will continue to look at the total compensation package for each officer and the policies underlying the Company’s long-term compensation goals when granting awards under the plan. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.
We do not time, nor have we ever timed, the grant of stock options in coordination with the release of material non-public information, and we have never back-dated any awards of stock options. We expect that awards to executive officers in the future will be made at regularly scheduled Compensation Committee meetings. For corporate and accounting measurement purposes, the date of grant of an award to our executive officers under the 2004 Stock Plan is the date the Compensation Committee approves the award or such later date as the Compensation Committee specifies. In addition, the fair market value for an award is established as the closing price of the stock on the date of grant.
The Compensation Committee granted 202,500 options to officers of the Company during 2013, of which 110,000 options were granted to named executive officers.
Benefits and Other Perquisites. We provide benefits to our executive officers under the B. F. Saul Company Employees 401(k) Retirement Plan (the “Tax Qualified Plan”). Our executive officers are eligible to receive, on the same basis as other employees, employer matching contributions under the Tax Qualified Plan. This allows our executive officers to save for their retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers. Additional information on these Company-funded retirement contributions can be found in the Summary Compensation Table below. We also provide benefits to our executive officers under the B. F. Saul Company Supplemental Executive Retirement Plan (the “SERP”). The SERP, which is not available to all employees, allows the executive officers and other highly compensated employees to receive benefits they would have received under the Tax Qualified Plans, but for statutory limits. We do not sponsor a defined benefit pension plan for our executive officers or any other employees. Matching contributions under the Tax Qualified Plan and the SERP made to the named executive officers for the years ended December 31, 2013, 2012, and 2011 are shown in the “Other Compensation” column of the Summary Compensation Table below. Additional information on the SERP can be found in the Nonqualified Deferred Compensation Table below.
Our executive officers are also eligible to participate, on similar terms as employees who meet applicable eligibility criteria, in the other employee benefit and welfare plans that the Company maintains, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.
Compensation Risks
The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee endeavors to put in place for management incentives that cultivate a level of risk-taking behavior consistent with our business strategies. Because the bonus and other variable components of compensation are determined in large part on subjective considerations rather than formulae or other objective criteria, the Compensation Committee believes that the Company’s compensation policies do not contribute significantly to inappropriate risk-taking.

Summary Compensation Table
The following Summary Compensation Table sets forth the compensation paid to or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who were serving as of December 31, 2013, (“named executive officers”) for, or with respect to, the years ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation	Total
					(1)		(2)	(5)
B. Francis Saul II	2013	$125,000	$25,000	—	—	—	$29,640	$66,159	$245,799
Chairman and Chief	2012	125,000	25,000	—	—	—	32,013	59,151	241,164
Executive Officer	2011	125,000	25,000	—	—	—	32,154	67,439	249,593
Thomas H. McCormick (3)	2013	510,192	82,500	—	$276,800	—	11,271	92,721	973,484
President and Chief	2012	353,654	62,250	—	62,600	—	9,768	32,354	520,626
Operating Officer	2011	331,390	46,500	—	84,100	—	7,974	21,390	491,354
J. Page Lansdale (4)	2013	427,500	67,500	—	207,600	—	1,867	29,700	734,167
Executive Vice President-	2012	103,654	57,750	—	15,650	—	111	9,684	186,849
Real Estate
Christopher H. Netter	2013	395,818	60,000	—	138,400	—	14,816	41,629	650,663
Senior Vice President-	2012	382,985	58,188	—	93,900	—	15,366	40,750	591,189
Leasing	2011	369,616	55,950	—	126,150	—	13,792	39,814	605,322
Scott V. Schneider	2013	395,818	60,000	—	138,400	—	13,970	41,629	649,817
Senior Vice President-	2012	382,985	58,188	—	93,900	—	14,430	40,750	590,253
Chief Financial Officer	2011	369,616	55,950	—	126,150	—	13,827	39,814	605,357

(1)
The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In 2013, 94,250 non-qualified stock options were awarded May 10, 2013 at $6.92 per option. In 2012, 175,865 non-qualified stock options were awarded May 4, 2012 at $6.26 per option. In 2011, 85,000 non-qualified stock options were awarded May 13, 2011 at $8.41 per option. See note 10 to the consolidated financial statements in the Company's 2013 annual report to shareholders for the assumptions used to value these awards.

(2)
Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.

(3)	Mr. McCormick was appointed President and Chief Operating Officer of the Company effective September 4, 2012, at which time his annual base salary was increased to $435,000.

(4)
Mr. Lansdale was appointed Executive Vice President-Real Estate of the Company effective September 4, 2012, at which time he began to earn an annual base salary of $385,000. Prior to that time, Mr. Lansdale was compensated pursuant to the Shared Services Agreement.

(5)	The following table sets forth the components of “All Other Compensation” paid to the named executive officers for 2013, 2012 and 2011.

All Other Compensation
Name	Year	Director's Compensation	Tax-Qualified Plan Contribution	SERP Contribution		Auto Allowance	Group Term Life Insurance	Total
		(a)	(b)	(c)
B. Francis Saul II	2013	$57,159	—	$9,000	(d)	—	—	$66,159
	2012	50,151	—	9,000	(d)	—	—	59,151
	2011	58,439	—	9,000	(d)	—	—	67,439

Thomas H. McCormick	2013	57,159	—	35,562	(d)	—	—	92,721
	2012	7,400	—	24,954	(d)	—	—	32,354
	2011	—	—	21,390	(d)	—	—	21,390

J. Page Lansdale (e)	2013	—	—	29,700	(d)	—	—	29,700
	2012	—	—	9,684	(d)	—	—	9,684

Christopher H. Netter	2013	—	$15,300	12,049		$12,600	$1,680	41,629
	2012	—	15,000	11,470		12,600	1,680	40,750
	2011	—	14,700	10,834		12,600	1,680	39,814

Scott V. Schneider	2013	—	15,300	12,049		12,600	1,680	41,629
	2012	—	15,000	11,470		12,600	1,680	40,750
	2011	—	14,700	10,834		12,600	1,680	39,814

(a)
Director’s compensation for Mr. Saul II for 2013, 2012, and 2011 includes fees of $28,400, $26,000, and $27,000, respectively, common stock awards of 200 shares in each year valued at $8,884, $7,858, and $8,364, respectively, and non-qualified stock option awards of 2,500 options in each year valued at $7.95, $6.52, and $9.15 per option, respectively. Director’s compensation for Mr. McCormick for 2013 and 2012 includes fees of $28,400 and $7,400, respectively, and for 2013 includes a common stock award of 200 shares valued at $8,884 and a non-qualified stock option award of 2,500 options valued at $7.95 per option. The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company’s 2013 annual report to stockholders for the assumptions used to value these awards.

(b)	Value of employer's contribution for 2013, 2012, and 2011 represents 6% of eligible compensation up to $255,000 for 2013, $250,000 for 2012 and $245,000 for 2011.

(c)	Value of employer's contribution for 2013, 2012, and 2011 represents 6% of eligible compensation in excess of $255,000 for 2013, $250,000 for 2012 and $245,000 for 2011.

(d)	Because Messrs. Saul II, McCormick and Lansdale receive compensation from other affiliated companies, all Saul Centers retirement plan contributions are made to the SERP.

(e)
Mr. Lansdale was appointed Executive Vice President-Real Estate of the Company effective September 4, 2012, at which time he began to earn an annual base salary of $385,000. Prior to that time, Mr. Lansdale was compensated pursuant to the Shared Services Agreement.

Grants of Plan-Based Awards
The following plan-based awards were awarded to named executive officers during 2013 for their service as executive officers of the Company. See “Corporate Governance - Compensation of Directors” for grants awarded to directors.

Name	Grant Date		All Other Option Awards: Number of Shares of Common Stock Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value
Thomas H. McCormick	5/10/2013	(1)	40,000	$44.42	$276,800
J. Page Lansdale	5/10/2013	(1)	30,000	44.42	207,600
Christopher H. Netter	5/10/2013	(1)	20,000	44.42	138,400
Scott V. Schneider	5/10/2013	(1)	20,000	44.42	138,400
(1)    Issued under our 2004 Stock Plan. These options vest 25% on each of the first four anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to option awards outstanding as of December 31, 2013 for each of the named executive officers.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Un-exercisable		Option Exercise Price	Option Expiration Date
B. Francis Saul II	4/26/2004	2,500	(1)	—		$25.78	4/25/2014
	5/6/2005	2,500	(1)	—		33.22	5/5/2015
	5/1/2006	2,500	(1)	—		40.35	4/30/2016
	4/27/2007	2,500	(1)	—		54.17	4/26/2017
	4/25/2008	2,500	(1)	—		50.15	4/24/2018
	4/24/2009	2,500	(1)	—		32.68	4/23/2019
	5/7/2010	2,500	(1)	—		38.76	5/6/2020
	5/13/2011	2,500	(1)	—		41.82	5/12/2021
	5/4/2012	2,500	(1)	—		39.29	5/3/2022
	5/10/2013	2,500	(1)			44.42	5/9/2023

Thomas H. McCormick	5/6/2005	5,000	(2)	—		33.22	5/5/2015
	5/13/2011	5,000	(2)	5,000	(2)	41.82	5/12/2021
	5/4/2012	2,500	(2)	7,500	(2)	39.29	5/3/2022
	5/10/2013	2,500	(1)	—		44.42	5/9/2023
	5/10/2013	—		40,000	(2)	44.42	5/9/2023

J. Page Lansdale	5/4/2012	625	(2)	1,875	(2)	39.29	5/3/2022
	5/10/2013	—		30,000	(2)	44.42	5/9/2023

Christopher H. Netter	5/6/2005	15,000	(2)	—		33.22	5/5/2015
	4/27/2007	15,000	(2)	—		54.17	4/26/2017
	5/13/2011	7,500	(2)	7,500	(2)	41.82	5/12/2021
	5/4/2012	3,750	(2)	11,250	(2)	39.29	5/3/2022
	5/10/2013	—		20,000	(2)	44.42	5/9/2023

Scott V. Schneider	5/6/2005	15,000	(2)	—		33.22	5/5/2015
	4/27/2007	15,000	(2)	—		54.17	4/26/2017
	5/13/2011	7,500	(2)	7,500	(2)	41.82	5/12/2021
	5/4/2012	3,750	(2)	11,250	(2)	39.29	5/3/2022
	5/10/2013	—		20,000	(2)	44.42	5/9/2023

	(1) - Director option awards vest immediately upon grant.
	(2) - Executive officer option awards vest 25% on each of the first four anniversaries of the grant date.

Option Exercises and Stock Vested
The following table sets forth information concerning stock options exercised by the named executive officers during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(1)
B. Francis Saul II	—	—	N / A	—
Thomas H. McCormick	—	—	N / A	—
J. Page Lansdale	—	—	N / A	—
Christopher H. Netter	—	—	N / A	—
Scott V. Schneider	7,500	$166,046	N / A	—
(1) The amounts in this column represent the difference between the market value of the shares of common stock acquired on exercise of the options based on the closing price of the common stock on the date of exercise and the option exercise price.

Equity Compensation Plan Information
The following table provides information as of December 31, 2013 regarding equity compensation plans approved by the stockholders and equity compensation plans that were not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	753,625	(2)	$41.04	1,009,321
Equity compensation plans not approved by security holders (2)	—	(3)	—	—
Total	753,625		$41.04	1,009,321

(1)	Consists entirely of common shares authorized for issuance under the Company’s 1993 Stock Option Plan and the Company’s 2004 Stock Plan, both of which were approved by stockholders.

(2)	Excludes 134,679 shares of Common Stock awarded upon the deferral of directors’ compensation fees under the Company’s 2004 Deferred Compensation Plan for Directors.

(3)
170,000 shares of Common Stock were awarded upon deferral of directors’ compensation fees under the Company’s prior Deferred Compensation and Stock Plan for Directors. Such shares were issued at the market value of the Common Stock on the day the deferred director’s fees were earned.

Nonqualified Deferred Compensation
The following table sets forth information concerning the participation by the named executive officers in the SERP during 2013. See “Compensation Discussion and Analysis - Benefits and Other Perquisites” on page 15 for a description of the SERP.

Name	Executive Contributions in 2013	Saul Centers, Inc. Contributions in 2013	2013 Earnings	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2013
	(1)	(2)	(3) (4)
B. Francis Saul II	$3,000	$9,000	$29,640	—	$527,409
Thomas H. McCormick	11,854	35,562	11,271	—	224,417
J. Page Lansdale	9,900	29,700	1,867	—	54,490
Christopher H. Netter	4,016	12,049	14,816	—	273,835
Scott V. Schneider	4,016	12,049	13,970	—	258,979

(1)	Executives contribute up to a maximum of 2% of eligible compensation.

(2)	Saul Centers' contribution is three times the executive officer's retirement plan contribution.

(3)
Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.

(4)	No amounts in the 2013 Earnings column represent salary or bonus that was reported in the summary compensation tables in prior years.
Executive Employment Contracts and Potential Payments upon Termination or Change in Control
The Company does not have employment or severance agreements with any of its executive officers. Therefore, the Company does not have a predetermined termination or change of control compensation plan in place for any of its named executive officers.

COMPENSATION COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2013 and the Company’s 2014 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee.

Members of the Compensation Committee
Gilbert M. Grosvenor, Chairman
Philip C. Jackson, Jr.

March 4, 2014

AUDIT COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.
Duties, Powers and Responsibilities. The Audit Committee is governed by a charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,

•	reviews with the independent registered public accounting firm the plans and results of the audit engagement,

•	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Company’s internal controls over financial reporting, and

•	reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Review and Discussion with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s attestation of the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm those items required by PCAOB Auditing Standard 16, Communication with Audit Committees, which includes among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received a written disclosure and letter required by the Public Company Accounting Oversight Board from the independent registered public accounting firm regarding their independence, and has discussed the independent registered public accounting firm's independence with them.
2013 and 2012 Independent Registered Public Accounting Firm Fee Summary. During 2013 and 2012, the Company retained Ernst & Young LLP to provide services in the following categories and amounts:

	2013	2012
Audit Fees (1)	$531,500	$455,000
Audit Related Fees (2)	—	—
Total Fees	$531,500	$455,000

(1)
Audit fees include the audit fee, fees incurred for attestation relating to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC.

(2)
Audit related fees consist of fees incurred for audits related to the acquisition of operating real estate properties, fees for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.

The Audit Committee has determined that the provision of audit related services by Ernst & Young LLP during 2013 is compatible with maintaining Ernst & Young LLP’s independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. Consistent with SEC policies regarding registered public accounting firm independence, the Audit

Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the categories of services listed in the table above.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise necessitating engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report of the Company on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

G. Patrick Clancy, Jr., Committee Chairman
Philip C. Jackson, Jr.
Charles R. Longsworth
Patrick F. Noonan
James W. Symington
March 4, 2014

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and persons holding more than 10% of the outstanding shares of Common Stock are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 which they file.
To the best of the Company’s knowledge, based upon copies of forms furnished to it and written representations from officers, directors and 10% beneficial holders, no persons were late in filing SEC Forms 3, 4 or 5 during the year ended December 31, 2013.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 3, 2014, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5% of the Company’s outstanding Common Stock, by each director and nominee, by each named executive officer and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.
For purposes of this table, “beneficially owned” includes securities redeemable or exercisable for Common Stock that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of March 3, 2014. As a result, the number of shares set forth below includes (i) the number of shares of Common Stock the person holds, (ii) the number of shares of Common Stock the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of March 3, 2014, (iii) fees deferred into shares of Common Stock by directors under the Directors Plan, and (iv) solely for Mr. Saul II, the number of shares of Common Stock Mr. Saul II, family members of Mr. Saul II, entities controlled by Mr. Saul II and other affiliates of Mr. Saul II (collectively, the "Saul Organization”), could receive on conversion of certain units of limited partnership interest in the Operating Partnership. In general, these units are convertible into shares of Common Stock on a one-for-one basis provided that, in accordance with the Company’s Articles of Incorporation, the rights may not be exercised at any time that the Saul Organization beneficially owns, directly or indirectly, in the aggregate more than 39.9% of the value of the Company’s outstanding Common Stock and Preferred Stock (the “Ownership Limit”).

Name of Beneficial Owner (1)	Aggregate Number of Shares Beneficially Owned (2)		Percent of Class (2)
B. Francis Saul II	9,941,653	(3)	46.5%
Philip D. Caraci	173,637	(4)	*
John E. Chapoton	37,281	(5)	*
George P. Clancy, Jr.	6,807	(6)	*
Gilbert M. Grosvenor	64,120	(7)	*
Philip C. Jackson Jr.	91,524	(8)	*
Charles R. Longsworth	65,372	(9)	*
Thomas H. McCormick	20,472	(10)	*
Patrick F. Noonan	72,417	(11)	*
H. Gregory Platts	6,100	(12)	*
Mark Sullivan III	25,673	(13)	*
James W. Symington	41,350	(14)	*
John R. Whitmore	17,700	(15)	*
J. Page Lansdale	625	(16)	*
Scott V. Schneider	51,629	(17)	*
Christopher H. Netter	41,969	(18)	*
The Vanguard Group, Inc.	1,574,018	(19)	7.7%
100 Vanguard Blvd., Malvern, PA 19355
T. Rowe Price Associates, Inc.	1,463,314	(20)	7.2%
100 E. Pratt Street, Baltimore, MD 21202
Blackrock, Inc.	1,286,898	(21)	6.3%
40 East 52nd Street, New York, NY 10022
All directors and officers as a group (22 persons)	10,757,611	(22)	49.1%

(1)	Except as otherwise indicated, the address of each beneficial owner listed is c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500, Bethesda, MD 20814-6522.

(2)
Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. (See page 11, Deferred Compensation Plan). * indicates ownership of less than 1%.

(3)
Includes 7,110,806 shares owned by the B. F. Saul Real Estate Investment Trust, 483,891 shares owned by Dearborn LLC, 112,052 shares owned by SHLP Unit Acquisition Corp., 2,489 shares owned by Avenel Executive Park, Phase II, LLC, 344,618 shares owned by B. F. Saul Property Co., 265,039 shares owned by the B. F. Saul Company, 403,726 shares owned by Westminster Investing Corporation, 35,062 shares owned by Van Ness Square Corporation, 23,014 shares owned by various family trusts for which Mr. Saul II is either the sole trustee or sole custodian for a child, and 95,336 shares owned by Mr. Saul II’s spouse (91,115 shares owned directly and 4,221 shares owned in the Saul Centers stock fund of her 401(k) plan). Mr. Saul II disclaims beneficial ownership of 95,336 shares owned by his spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. Saul II because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Includes 22,500 shares subject to options held by Mr. Saul II which are currently exercisable. Includes 918,000 of 7,093,890 units of the Partnership owned by B. F. Saul Real Estate Investment Trust, Dearborn LLC, SHLP Unit Acquisition Corp., B. F. Saul Property Company, Van Ness Square Corporation, Westminster Investing Corporation, and Avenel Executive Park Phase II, LLC. The remaining units owned by these entities cannot be converted because conversion would cause the Saul Organization to exceed the Ownership Limit.

(4)
Includes 23,166 shares owned by Mr. Caraci’s spouse. Mr. Caraci disclaims beneficial ownership of 23,166 shares owned by his spouse. Includes 17,500 shares subject to options held by Mr. Caraci which are currently exercisable. Excludes 100 depositary shares, each representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series A depositary shares issued and outstanding.

(5)	Includes 25,000 shares subject to options held by Mr. Chapoton which are currently exercisable.

(6)	Includes 5,000 shares subject to options held by Mr. Clancy which are currently exercisable.

(7)	Includes 20,000 shares subject to options held by Mr. Grosvenor which are currently exercisable.

(8)
Includes 20,000 shares subject to options held by Mr. Jackson which are currently exercisable. Includes 2,800 shares owned by Mr. Jackson’s spouse. Mr. Jackson disclaims beneficial ownership of 2,800 shares owned by his spouse.

(9)	Includes 17,500 shares subject to options held by Mr. Longsworth which are currently exercisable.

(10)
Includes 15,000 shares subject to options held by Mr. McCormick which are exercisable within 60 days. Excludes 920 depositary shares representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, representing less than 1.0% of each of the Series A depositary shares issued and outstanding.

(11)
Includes 20,000 shares subject to options held by Mr. Noonan which are currently exercisable. Includes 6,016 shares owned by Mr. Noonan’s spouse. Mr. Noonan disclaims beneficial ownership of 6,016 shares owned by his spouse. Excludes 1,600 depositary shares representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series A depositary shares issued and outstanding.

(12)	Includes 5,000 shares subject to options held by Mr. Platts which are currently exercisable.

(13)
Includes 800 shares held by a trust of which Mr. Sullivan is a co-trustee. The beneficiaries of this trust are Mr. Sullivan’s brother and his brother’s children. Mr. Sullivan disclaims beneficial ownership of the 800 shares held by this trust. Includes 12,500 shares subject to options held by Mr. Sullivan which are currently exercisable.

(14)	Includes 22,500 shares subject to options held by Mr. Symington which are currently exercisable.

(15)	Includes 17,500 shares subject to options held by Mr. Whitmore which are currently exercisable.

(16)	Excludes 625 shares subject to options held by Mr. Lansdale which are exercisable within 60 days.

(17)
Includes 41,250 shares subject to options exercisable within 60 days and 1,982 shares owned by Mr. Schneider’s children. Excludes 3,000 depositary shares each representing 1/100 of one share of 6.875% Series C Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series C depositary shares issued and outstanding.

(18)	Includes 490 shares owned by Mr. Netter’s spouse. Mr. Netter disclaims beneficial ownership of the 490 shares owned by his spouse. Includes 41,250 shares subject to options exercisable within 60 days.

(19)
This information is based on a Schedule 13G filed with the SEC on February 11, 2014 in which it was reported that The Vanguard Group, Inc. had sole power to vote or direct the voting of 29,878 shares, sole power to dispose or to direct the disposition of 1,550,703 shares and shared power to dispose or to direct the disposition of 8,200 shares.

(20)
This information is based on a Schedule 13G/A filed with the SEC on February 10, 2014 in which it was reported that T. Rowe Price Associates, Inc. ("Price Associates"), in its capacity as an investment advisor, had sole power to vote or direct the voting of 254,080 shares, and the sole power to dispose or to direct the disposition of 1,463,314 shares. Price Associates has advised the Company that (i) these securities are owned by various individual and institutional investors which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(21)
This information is based on a Schedule 13G filed with the SEC on January 30, 2014 in which it was reported that Blackrock, Inc., in its capacity as an investment advisor, had sole power to vote, and direct the voting of 1,240,578 shares and dispose of 1,286,898 shares.

(22)
Excludes 5,711 depositary shares, each representing 1/100 of one share of 8% Series A Cumulative Redeemable Preferred Stock, and 7,000 depositary shares, each representing 1/100 of one shares of 6.875% Series C Cumulative Redeemable Preferred Stock, each of which represents less than 1% of the applicable class of depositary shares outstanding.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Certain relationships existing between (i) the Company and its subsidiaries, including the Operating Partnership and two subsidiary limited partnerships (the “Subsidiary Partnerships,” and collectively with the Operating Partnership, the “Partnerships”), and (ii) the Saul Organization are discussed below. Except as discussed below, the Company does not have any written policies or procedures for the review, approval or ratification of transactions with related persons.
Management of the Current Portfolio Properties. The Company and its subsidiaries entered into a Shared Services Agreement with the Saul Organization, that provides for the sharing of certain personnel and ancillary functions, such as computer hardware, software and support services, payroll services, benefits administration, in-house legal services and other direct and indirect administrative personnel. The method of determining the cost of the shared services is provided in the Shared Services Agreement and, depending on the service, is based upon head count, estimates of usage or estimates of time incurred, as applicable. The Saul Organization also subleases office space to the Company (see below for description of terms of corporate headquarters lease). The terms of all sharing arrangements, including payments related thereto, are deemed reasonable by management and are approved annually by the Audit Committee of the Company, which consists entirely of independent directors under the Company’s Articles and NYSE rules. Billings by the Saul Organization for the Company’s share of these ancillary costs and expenses, which included $850,600 of rental payments for the Company’s headquarters lease, for the year ended December 31, 2013, totaled $6.3 million. At December 31, 2013, $499,000 was owed to the Saul Organization. Although the Company believes that the amounts allocated to it for such shared services represent a fair allocation between it and the Saul Organization, the Company has not obtained a third party appraisal of the value of these services.
Related Party Rents. The Company subleases space for its corporate headquarters from a member of the Saul Organization, the building of which is owned by another member of the Saul Organization. The lease commenced in March 2002, expires in March 2017, and provides for base rent escalated at 3% per year, with payment of a pro-rata share of operating expenses over a base year amount. The Company and the Saul Organization entered into a Shared Services Agreement whereby each party pays a portion of the total rental payments based on a percentage proportionate to the number of employees employed by each party. The Company’s rent payment for the year ended December 31, 2013 was $850,600. The Audit Committee reviewed the terms of the sublease and believes it has terms comparable to what would have been obtained from a third party landlord, although bid proposals from independent third parties were not solicited when entering into the new corporate headquarters lease.
Insurance Agency. The B. F. Saul Insurance Agency of Maryland, Inc., a subsidiary of the B. F. Saul Company and a member of the Saul Organization, is a general insurance agency that receives commissions and counter-signature fees in connection with the Company’s insurance program. Such commissions and fees amounted to approximately $447,300 for the year ended December 31, 2013.
Management Personnel. The Company’s Chief Executive Officer, President and Chief Operating Officer, Executive Vice President-Real Estate and Senior Vice President-Chief Accounting Officer are also officers of various members of the Saul Organization. Although the Company believes that these officers spend sufficient management time to meet their responsibilities as its officers, the amount of management time devoted to the Company will depend on its specific circumstances at any given point in time. As a result, in a given period, these officers may spend less than a majority of their management time on the Company’s matters. Over extended periods of time, the Company believes that its Chief Executive Officer and President and Chief Operating Officer will spend less than a majority of their management time on Company matters, while the Executive Vice President-Real Estate and Senior Vice President-Chief Accounting Officer may or may not spend less than a majority of their management time on the Company’s matters.
Exclusivity and Right of First Refusal Agreements. The Company will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties subject to certain exclusivity agreements and rights of first refusal to which it is a party. The Saul Organization will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. An agreement relating to exclusivity and the right of first refusal between the Company and the Saul Organization generally requires the Saul Organization to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites in certain market areas that become available to the Saul Organization. The Saul Organization has granted the right of first refusal to the Company, acting through the Company’s independent directors, in order to minimize potential conflicts with respect to commercial properties and development sites. The Company and the Saul Organization have entered into this agreement in order to minimize conflicts with respect to shopping centers and certain of the Company’s commercial properties.

Reimbursement Agreement. Pursuant to a reimbursement agreement among the partners in the Partnerships, the Saul Organization and those of its subsidiaries that are partners in the Partnerships have agreed to reimburse the Company and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships’ debt obligations and the Company or any such other partners personally make payments with respect to such debt obligations. As of December 31, 2013, the maximum potential obligation of the Saul Organization and its subsidiaries under the agreement was $51.0 million. The Company believes that the Partnerships will be able to make all payments due with respect to their debt obligations.
Real Estate Purchases and Sales. From time to time, the Company may purchase from, or sell property to, members of the Saul Organization. In these instances, each party obtains independent third party appraisals of the property and the transactions are approved in advance by the Audit Committee, which is comprised solely of independent directors.

OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING
It is presently contemplated that the 2015 annual meeting of stockholders will be held in mid-May 2015. Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2015, including a proposal relating to director nominations, must be received at the Company’s office at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522, no later than November 24, 2014.
Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act, as well as the requirements of the Company’s Bylaws, which are described under the section captioned “Board of Directors - Corporate Governance - Nominating and Corporate Governance Committee - Selection of Director Nominees.” As a result, assuming that our 2015 annual meeting of stockholders is held within 30 days of the anniversary of the Company’s 2014 annual meeting of stockholders, the Company must receive any proposals for consideration at the 2015 annual meeting of stockholders no earlier than February 8, 2015 and no later than March 9, 2015. In addition, the form of proxy that the Board of Directors will solicit in connection with the Company’s 2014 annual meeting of stockholders will confer discretionary authority to vote on any proposal received between November 24, 2014 and February 8, 2015, or after March 9, 2015.

ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2013 accompanies this Proxy Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company makes available free of charge on its internet website, www.saulcenters.com, this 2014 Proxy Statement and the 2013 Annual Report to Stockholders, as well as its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on the Company’s internet website is not part of this proxy statement.

By order of the Board of Directors

Scott V. Schneider
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

March 24, 2014
Bethesda, Maryland

[This page intentionally blank.]

7501 Wisconsin Avenue, Suite 1500
Bethesda, Maryland 20814-6522

The Annual Meeting of Stockholders
will be held at 11:00 a.m., local time,
on May 9, 2014, at the
Hyatt Regency Bethesda,
One Bethesda Metro Center,
Bethesda, MD
(at the southwest corner of
the Wisconsin Avenue and
Old Georgetown Road
intersection, adjacent to the Bethesda
Metro Stop on the Metro Red Line.)

SAUL CENTERS, INC.
A Proxy for Annual Meeting of Stockholders
May 9, 2014
This Proxy is solicited by the Board of Directors

The undersigned hereby appoints B. Francis Saul II and Thomas H. McCormick, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of Saul Centers, Inc. (the “Company”) which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on
May 9, 2014 at 11:00 a.m. local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, dated March 24, 2014, a copy of which has been received by the undersigned as follows:
This Proxy will be voted as directed or, if no directions
given, will be voted “for” the matters stated.

(Continued, and to be marked, dated and signed, on the other side)
PROXY
This Proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” the proposals. This Proxy is solicited on behalf of the Board of Directors.

Please mark your votes like this X

The Board of Directors recommends you vote FOR the following:

1.
Election of five directors to serve until the annual meeting of stockholders in 2017:
(To withhold authority to vote for any individual nominee,
strike a line through that nominee’s name in the list below)
1 - B. Francis Saul II 2 - John E. Chapoton
3 - H. Gregory Platts 4 - James E. Symington 5 - John R. Whitmore

☐  FOR             ☐  WITHHOLD AUTHORITY

The Board of Directors recommends you vote FOR Proposals 2, 3, and 4.
2.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2014 ☐ FOR ☐ AGAINST ☐ ABSTAIN 3.
3.	Advisory vote on executive compensation ☐ FOR ☐ AGAINST ☐ ABSTAIN 3.
4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof. ☐ FOR ☐ AGAINST ☐ ABSTAIN

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature                                 Signature                                 Date
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